SCHEDULE 14C INFORMATION
                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

CHECK THE APPROPRIATE BOX:

|_|      PRELIMINARY INFORMATION STATEMENT

|_| CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14C-5(d)(2))

|X|      DEFINITIVE INFORMATION STATEMENT

                              WTC INDUSTRIES, INC.

         |X|      No fee required

         |_| Fee computed on table below per Exchange Act Rules 14c-5(g) and O-11.

         1) Title of each class of securities to which transaction applies:

                  ------------------------------------------------------

         2)       Aggregate number of securities to which transaction applies:

                  ------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determine):

                  ------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:

                  ------------------------------------------------------

         5)       Total fee paid:

                  ------------------------------------------------------

         |_|      Fee paid previously with preliminary materials.

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

                  ------------------------------------------------------

         2)       Form, Schedule or Registration Statement No.:

                  ------------------------------------------------------

         3)       Filing Party:

                  ------------------------------------------------------

         4)       Date Filed:

                  ------------------------------------------------------

                              WTC INDUSTRIES, INC.
                                1000 APOLLO ROAD
                           EAGAN, MINNESOTA 55121-2240

         Notice is hereby given that a Meeting of Stockholders of WTC Industries, Inc. will be held at the Southview Country Club at 239 East Mendota Road in West Saint Paul, Minnesota on Wednesday, May 16, 2001 at 3:00 p.m. local time, for the following purposes:

         1. To elect five directors to hold office until the next regular Meeting of Stockholders or until their successors are elected.

         2. To ratify and approve the selection of independent public accountants for the Company for the current fiscal year.

         3.       To ratify and approve amendments to the Company's 1996 Stock
                  Plan.

         4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on April 20, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.


                                        By Order of the Board of Directors



                                        Robert C. Klas, Sr.
                                        Chief Executive Officer

Eagan, Minnesota
April 26, 2001

                              WTC INDUSTRIES, INC.
                                1000 APOLLO ROAD
                           EAGAN, MINNESOTA 55121-2240

                              INFORMATION STATEMENT


         The Board of Directors of WTC Industries, Inc. (the "Company") has scheduled a Meeting of Shareholders. The Company has authorized that action be taken at the meeting on the following items: (i) reelection of the current Board of Directors, (ii) ratification of the selection of the Company's auditors, and
(iii) ratification of amendments to the Company's 1996 Stock Plan relating to an increase in the annual stock option grant to directors. Under Delaware law, the election of Directors requires shareholder approval of the holder or holders of a majority of the Company's outstanding Common Stock. The proposed ratification of the Company's auditors is being submitted to shareholders voluntarily. Robert
C. Klas, Sr. (the "Majority Shareholder") holds a majority of the outstanding shares of Common Stock of the Company, and he has indicated he will vote at the meeting in favor of the proposed actions.

         The total number of shares of capital stock of the Company outstanding and entitled to vote at the meeting as of April 20, 2001 consists of 1,491,398 Shares of $0.10 par value Common Stock. Each share of Common Stock is entitled to one vote and there is no cumulative voting. The mailing of this Notice of Meeting and Information Statement is expected to occur on or about April 26, 2001 to shareholders of record at April 20, 2001, and the effective date of this Information Statement will be twenty days after the mailing.

         This Information Statement is being furnished to the Company's shareholders to inform them of the date and time of the Meeting, the Board's action and the Majority Shareholder's intent to vote in favor of the action. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                    INFORMATION REGARDING SECURITY OWNERSHIP
                   OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table includes information as of April 20, 2001concerning the beneficial ownership of Common Stock of the Company by (i) the only shareholders known to the Company to hold more than five percent of the Common Stock of the Company, (ii) each of the directors of the Company, (iii) each of the most highly compensated officers of the Company in office at the end of fiscal year 2000 whose total cash compensation exceeded $100,000 during fiscal year 2000, and (iv) all officers and directors of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held. The business address for the Company's directors and executive officers is 1000 Apollo Road, Eagan, Minnesota 55121-2240.

                                                                                    PERCENT
   BENEFICIAL OWNER                                              AMOUNT             OF CLASS
   ----------------                                              ------             --------
Robert C. Klas, Sr. (1)(2)                              1,652,555(3)(4)(5)(7)(8)      78.4%

Robert C. Klas, Jr. (1)                                             76,875(3)(6)       4.9

John A. Clymer (1)                                                  26,898(3)(6)       1.8

Biloine W. Young (1)                                                26,698(3)(6)       1.8

Dr. Ronald A. Mitsch (1)                                               20,000(3)       1.3

David M. Botts (2)                                                     34,698(3)       2.3

Gregory P. Jensen (2)                                                  24,500(3)       1.6

James J. Carbonari (2)                                                 70,000(3)       4.5

Jan H. Magnusson                                                         164,713      11.0
300 South Owasso Boulevard
St. Paul, Minnesota 55117

All Officers and Directors as a Group (8 persons)    1,932,224(3)(4)(5)(6)(7)(8)      81.2%

---------------------------------

(1)  Serves as a director of the Company.
(2)  Serves as an executive officer of the Company.
(3) Includes options to purchase the following number of shares, which are or will become exercisable within 60 days: Mr. Clymer, 2,348 shares; Ms. Young, 2,348 shares; Dr. Mitsch, 20,000 shares; Mr. Botts, 31,500 shares; Mr. Jensen, 24,500 shares; and Mr. Carbonari, 70,000 shares; and all officers and directors as a group, 150,696 shares. Includes warrants to purchase the following number of shares on or before June 30, 2003: Mr. Klas, Sr., 75,098 shares; Mr. Klas, Jr., 1,250 shares; Mr. Clymer, 2,500 shares; Ms. Young, 2,500 shares; and all officers and directors as a group, 81,348 shares.
(4) Includes a warrant to purchase 240,000 shares of Common Stock on or before March 22, 2006, a warrant to purchase 80,000 shares of Common Stock on or before March 28, 2004 and a warrant to purchase 75,000 shares of Common Stock on or before December 27, 2004.
(5) Includes 22,500 shares of Common Stock held by The Tapemark Company Cash or Deferred Profit Sharing Plan; 5,000 shares issuable upon exercise of a warrant expiring June 30, 2003; 57,867 shares held by The Tapemark Company and 39,178 shares issuable upon exercise of a warrant expiring June 30, 2003. The Tapemark Company is an affiliate of Mr. Klas, Sr..
(6) Includes options to purchase from Mr. Klas, Sr. personally the following number of shares of Common Stock: Ms. Young, 20,600 shares; Mr. Clymer, 20,600 shares; and Mr. Klas, Jr., 75,000 shares.
(7) Mr. Klas, Sr. has granted call options with an obligation to sell to certain persons up to 120,200 shares of his Common Stock.
(8) Includes a warrant to purchase 101,900 shares of Common Stock held by the Robert C. Klas 2000 Irrevocable Trust, of which Mr. Klas, Sr. is the trustee.

                       ELECTION OF DIRECTORS (PROPOSAL 1)

         Five directors will be re-elected at the Annual Meeting of shareholders to serve until the next meeting of shareholders, or until their successors are elected. The Company does not have a nominating committee of the Board of Directors. The Board of Directors has nominated the five persons named below. Unless otherwise indicated, each nominee has been engaged in his present occupation as set forth below, or has been an officer with the organization indicated, for more than the past five years.

         The names of the nominees, their principal occupations and other information is set forth below based upon information furnished to the Company by the nominees.

                                         Primary Occupation             Director
Name and Age                          and Other Directorships             Since
------------                          -----------------------             -----

Robert C. Klas, Sr. (73) *    Chairman and Chief Executive Officer of      1994
                              the Company; Chairman of the Board of
                              The Tapemark Company (printing and
                              manufacturing company).

Biloine W. Young (74)         Author                                       1994

John A. Clymer (52)           Managing Director of Resource Companies,     1994
                              Inc.; President and Chief Investment
                              Officer of Resource Capital Advisors,
                              Inc.; Director of Hanover Capital
                              Holdings, Inc. (real estate investment
                              trust).

Robert C. Klas, Jr. (47) *    President of The Tapemark Company            1996

Dr. Ronald A. Mitsch (66)     Retired Vice Chairman of the Board and       1999
                              Executive Vice President of 3M Company;
                              Director of NCR, Lubrizol, Material
                              Sciences Corporation, Dandy Golf Company and Chairman of the Board of Trustees for Hamline University.

*        Mr. Klas, Sr. is the father of Robert C. Klas, Jr.

         The Board of Directors met four times during fiscal year 2000. Each director attended more than 75% of the meetings of the Board of Directors and Board committees on which he or she served.

         The Board of Directors does not have a compensation committee.

                          REPORT OF THE AUDIT COMMITTEE

         The Board of Directors has established an Audit Committee comprised of John A. Clymer, Biloine W. Young, and Ronald A. Mitsch. The Board of Directors has adopted a charter governing the operation of the Audit Committee, a copy of which is attached to this Information Statement as Appendix A. Each of the members of the Audit Committee is independent.

         The Audit Committee is responsible for providing independent, objective oversight of the Company's financial reporting system by overseeing and monitoring management's and the independent auditor's participation in the financial reporting process.

         The Audit Committee met four times in fiscal year 2000 and has met once in fiscal year 2001. These meetings were designed to facilitate and encourage private communication between the Audit Committee and the Company's independent auditors, McGladrey & Pullen, LLP. During these meetings, the Audit Committee reviewed and discussed the audited financial statements with management and McGladrey & Pullen, LLP. The discussions with McGladrey & Pullen, LLP also included the matters required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This information was discussed with McGladrey & Pullen, LLP.

         Based on the discussions with management and McGladrey & Pullen, LLP, the Audit Committee's review of the representations of management and the report of McGladrey & Pullen, LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-KSB for fiscal year 2000 filed with the Securities and Exchange Commission.

 SUBMITTED BY THE AUDIT COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS

         John A. Clymer         Biloine W. Young        Ronald A. Mitsch

                             EXECUTIVE COMPENSATION

         The following table shows for the Company's last three fiscal years the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and each of the other executive officers whose cash compensation exceeded $100,000 ("Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 Long Term
                                                                               Compensation
                                                                              ---------------
                                                Annual Compensation               Awards
                                      --------------------------------------  ---------------  -------------
                                                                    Other
                                                                    Annual       Securities      All Other
         Name and                                                 Compensa-      Underlying      Compensa-
    Principal Position       Year     Salary ($)     Bonus ($)     tion($)        Options       tion($) (3)
----------------------       ----     ----------     ---------     -------        -------      -------------
Robert C. Klas, Sr. (1)      2000         0              0            0              0                0
Chief Executive              1999         0              0            0              0                0
Officer                      1998         0              0            0              0                0

James J. Carbonari (2)       2000      189,450           0            0              0              6,000
Chief Executive Officer      1999      175,000           0            0              0              6,000
and President -              1998       69,334           0            0              0              6,000
Pentapure Incorporated

David M. Botts               2000      159,375           0            0              0                0
Chief Operating Officer      1999      125,000           0            0              0                0
                             1998      125,000           0            0              0                0

Gregory P. Jensen            2000      109,288           0            0              0                0
Chief Financial Officer      1999      100,000           0            0              0                0
                             1998       88,750           0            0              0                0

------------------------

(1) Mr. Klas, Sr. was elected as the Company's Chief Executive Officer on April 13, 1996. The Company has not paid a salary, bonus or other annual compensation to Mr. Klas, Sr.
(2) Pentapure Incorporated is a subsidiary of the Company. Mr. Carbonari was appointed its President on August 17, 1998. On May 2, 2000, Mr. Carbonari was appointed Chief Executive Officer and President of Pentapure Incorporated.
(3)      Represents an annual car allowance for Mr. Carbonari.

STOCK OPTIONS

         No stock options were granted under the Company's stock option plans to the Named Executive Officers during fiscal year 2000.

OPTION EXERCISES AND HOLDINGS

         The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of fiscal year 2000:

     OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                       Number of Securities          Value of Unexercised In-the-
                                                            Underlying                     Money Options at
                                                      Unexercised Options at               Fiscal Year-End
                                                          Fiscal Year-End
                                                         -----------------             ------------------------
                       Shares
                     Acquired on       Value
Name                  Exercise     Realized($)(1)   Exercisable   Unexercisable   Exercisable(2)   Unexercisable(2)
----                  --------     --------------   -----------   -------------   --------------   ----------------
Robert C. Klas, Sr.       0              0                    0               0               $0                 $0
James J. Carbonari        0              0               70,000          30,000         $135,625            $58,125
David M. Botts            0              0               31,500          13,500          $61,031            $26,156
Gregory P. Jensen         0              0               24,500          10,500          $47,469            $20,344

-----------------------

(1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.
(2) Based on a per share price of $3.00 which is the fair market value of the Company's Common Stock on December 31, 2000. Value is calculated on the difference between the option exercise price and $3.00 multiplied by the number of shares of Common Stock underlying the options, but before taxes associated with exercise.

DIRECTOR COMPENSATION

         Effective August 19, 1999, the Board of Directors approved a cash payment of $500 for each meeting attended for all directors who are not employed by the Company. Effective March 22, 2000, the Board of Directors approved a cash payment of $500 for each committee meeting attended by all Directors not employed by the Company. Under the 1996 Stock Option Plan, outside directors are entitled to receive an annual formula grant of non-qualified options to purchase a number of shares determined by dividing $1,000 by the fair market value per share of the Common Stock on the date of grant, but in no event more than 500 shares per Outside Director per grant. These options have an exercise price equal to 100% of the fair market value per share of the Common Stock on the date of grant, are fully vested on the date of grant and will expire five years after date of grant. For services rendered during fiscal year 2000, options for 341 shares of Common Stock were granted to Outside Directors under this provision. This annual grant is the subject of Proposal 3 in this Information Statement whereby the formula will be replaced by an annual grant of an option to purchase 1,500 shares of the Common Stock of the Company.

EMPLOYMENT AGREEMENTS

         None of the Company's executive officers is party to an employment agreement with the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal year 2000, the Company's insiders complied with all applicable Section 16(a) filing requirements, with the exception of Jon Magnusson, a shareholder of over 10% of the Company.

                        APPROVAL OF AUDITORS (PROPOSAL 2)

         McGladrey & Pullen, LLP, independent public accountants, have been auditors for the Company since November 1998. They have been reappointed by the Board of Directors, and approved for election by the Majority Shareholder of the Company. A representative of McGladrey & Pullen, LLP is expected to be present at the meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available for questions.

AUDIT FEES.

         The aggregate fees billed to the Company by McGladrey & Pullen, LLP for professional services rendered for the audit of the Company's financial statements for fiscal year 2000 and the reviews of the financial statements included in the Company's Form's 10-QSB, Form 10-KSB, attendance at audit committee meetings, and accounting consultations for that year were $37,813.

ALL OTHER FEES.

         Other than audit fees, the aggregate fees billed to the Company by McGladrey & Pullen, LLP or associated entities for fiscal year 2000, none of which were financial information systems design and implementation fees, were $7,470. The Audit Committee determined that the services performed by McGladrey & Pullen, LLP and associated entities other than audit services are not incompatible with McGladrey & Pullen, LLP maintaining its independence.

                  AMENDMENT OF THE 1996 STOCK PLAN (PROPOSAL 3)

GENERAL INFORMATION

         In 1996, the Company's Board of Directors and stockholders adopted the WTC Industries, Inc. 1996 Stock Plan (the "1996 Plan"). Its purpose is to enable the Company and its subsidiaries to retain and attract key employees, consultants and non-employee directors who will contribute to the Company's success by their ability, ingenuity and industry, and to enable such individuals to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company. The 1996 Plan authorizes the grant of stock options or restricted stock covering up to a total of 500,000 shares to key employees and outside consultants, and also provides for ongoing automatic grants of stock options to non-employee directors. As of March 6, 2001, options under the Plan were held by fourteen individuals, covering a total of 391,000 shares. The last reported sales price of the Company's common stock on the OTC Bulletin Board on that date was $6.00.

PROPOSED AMENDMENT OF AUTOMATIC GRANT PROVISION

         The Plan provides for the annual automatic grant of a stock option to each "non-employee director," which is defined as a member of the Company's Board of Directors who (i) is not an employee of the Company, any parent corporation or subsidiary, and (ii) is not a beneficial owner of 20% or more of the Company's outstanding shares of stock. Currently, the Board includes three such "non-employee directors," each such person automatically receives, as of the date of each election or re-election, a non-qualified option to purchase a number of shares of stock equal to $1,000 divided by the fair market value of a share of stock on the date of grant, provided that no such option granted to any non-employee director in any year may cover more than 500 shares (the "Grant Limit").

         Prior to the Company's one-for-ten reverse stock split in January 1999, the Grant Limit was 5,000 shares. After giving effect to the reverse stock split, the Grant Limit became 500 shares, which in the Board's opinion is too small to be meaningful or appropriate. The Board of Directors amended the Plan on March 22, 2001, subject to ratification by the shareholders, to replace the formula and Grant Limit described above with a fixed number of 1,500 shares as the amount of stock covered by each automatic annual option grant.

SUMMARY OF THE PLAN

         The principal features of the 1996 Plan are summarized below.

         SHARES AVAILABLE UNDER 1996 PLAN. The maximum number of common shares that is currently reserved and available under the 1996 Plan for awards is 500,000 (subject to possible adjustment in the event of stock splits or other similar changes in outstanding common shares). Common shares covered by expired or terminated stock options and forfeited shares of restricted stock or deferred stock may be used for subsequent awards under the 1996 Plan.

         ELIGIBILITY AND ADMINISTRATION. Officers and other key employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and its subsidiaries, as well as consultants and non-employee directors, are eligible to be granted awards under the 1996 Plan. The 1996 Plan is administered by the Board or, in its discretion, by a committee of not less than three disinterested persons who are defined in the 1996 Plan (the "Committee") appointed by the Board of Directors. The term "Board" as used in this section refers to the Board of Directors or if the Board has delegated its authority, the Committee. The Board has the power to make awards (other than awards to non-employee directors), determine the number of shares covered by each award and other terms and conditions of such awards, interpret the 1996 Plan, and adopt rules, regulations and procedures with respect to the administration of the 1996 Plan. The Board may delegate its authority to officers of the Company for the purpose of selecting key employees who are not officers of the Company to be participants in the 1996 Plan.

         STOCK OPTIONS. The Board may grant stock options that either qualify as "incentive stock options" under the Internal Revenue Code of 1986, as amended ("Code") or are "non-qualified stock options" in such form and upon such terms as the Board may approve from time to time. Stock options granted under the 1996 Plan may be exercised during their respective terms as determined by the Board. The purchase price may be paid by tendering cash or, in the Board's discretion, by tendering promissory notes or common stock. The optionee may elect to pay all or part of the option exercise price by having the Company withhold upon exercise of the option a number of shares with a fair market value equal to the aggregate option exercise price for the shares with respect to which such election is made. No stock option shall be transferable by the optionee or exercised by anyone else during the optionee's lifetime.

         Stock options may be exercised during varying periods of time after a participant's termination of employment, dependent upon the reason for the termination. Following a participant's death, the participant's stock options may be exercised to the extent they were exercisable at the time of death by the legal representative of the estate or the optionee's legatee for a period of three years (or such shorter period as the Committee shall specify at grant) or until the expiration of the stated term of the option, whichever is less. The same time periods apply if the participant is terminated by reason of disability. If the participant retires, the participant's stock options may be exercised to the extent they were exercisable at the time of retirement or for a period of three years (or such shorter period as determined by the Board at the time of retirement) from the date of retirement or until the expiration of the stated term of the option, whichever is less. If the participant is involuntarily terminated without cause, the participant's options may be exercised to the extent they were exercisable at the time of termination for the lesser of three months or the balance of the stated term of the option. If the participant's employment is terminated for cause, the participant's stock options immediately terminate. These exercise periods may be reduced by the Board for particular options. The Board may, in its discretion, accelerate the exercisability of stock options which would not otherwise be exercisable upon death, disability or retirement.

         No incentive stock options shall be granted under the 1996 Plan after September 23, 2006. The term of an incentive stock option may not exceed 10 years (or 5 years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company, any subsidiary or affiliate). The aggregate fair market value of the common stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The exercise price under an incentive stock option may not be less than the fair market value of the common stock on the date the option is granted (or, in the event the participant owns more than 10% of the combined voting power of all classes of stock of the Company, the option price shall be not less than 110% of the fair market value of the stock on the date the option is granted). The exercise price for non-qualified options granted under the 1996 Plan may be less than 100% of the fair market value of the common stock on the date of grant.

         Pursuant to a limitation in the 1996 Plan, no eligible person may be granted any stock options for more than 100,000 shares of common stock in the aggregate during any fiscal year. This limitation is included pursuant to
Section 162(m) of the Internal Revenue Code, which provides a $1 million limitation on the compensation of certain executive officers that is deductible by the Company for federal income tax purposes. The limitation on stock options granted to an individual during any fiscal year is intended to preserve the Company's federal tax deduction for compensation expense related to stock options that may be granted to executive officers under the 1996 Plan.

         RESTRICTED STOCK. The Board may grant restricted stock awards that result in shares of common stock being issued to a participant subject to restrictions against disposition during a restricted period established by the Board. The Board may condition the grant of restricted stock upon the attainment of specified performance goals or service requirements. The provisions of restricted stock awards need not be the same with respect to each recipient. The restricted stock will be held in custody by the Company until the restrictions thereon have lapsed. During the period of the restrictions, a participant has the right to vote the shares of restricted stock and to receive dividends and distributions unless the Board requires such dividends and distributions to be held by the Company subject to the same restrictions as the restricted stock.

         If a participant terminates employment during the period of the restrictions, all shares still subject to restrictions will be forfeited and returned to the Company, subject to the right of the Board to waive such restrictions in the event of a participant's death, total disability, retirement or under special circumstances approved by the Board.

FEDERAL INCOME TAX CONSEQUENCES

         STOCK OPTIONS. An optionee will not realize taxable compensation income upon the grant of an incentive stock option. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not disposed of prior to the date two years from the option grant date or prior to one year from the option exercise date (the "Applicable Holding Periods"), any gain or loss realized upon the sale of such shares will be characterized as capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain. Under current law, net capital gains are taxed at a maximum federal rate of 28% while compensation income may be taxed at higher federal rates.

         An optionee generally will not realize taxable compensation income upon the grant of a non-qualified stock option. As a general matter, when an optionee exercises a non-qualified stock option, he or she will realize taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

         RESTRICTED STOCK. The grant of restricted stock should not result in immediate income for the participant or in a deduction for the Company for federal income tax purposes, assuming the shares are nontransferable and subject to restrictions which would result in a "substantial risk of forfeiture" as intended by the Company and as defined in applicable Treasury regulations. If the shares are transferable or there are no such restrictions, the participant will realize compensation income upon receipt of the award. Otherwise, a participant generally will realize taxable compensation when any such restrictions lapses. The amount of such income will be the value of the common stock on that date less any amount paid for the shares. Dividends paid on the common stock and received by the participant during the restricted period also will be taxable compensation income to the participant. In any event, the Company will be entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. A participant may elect, under Section 83(b) of the Code, to be taxed on the value of the stock at the time of award. If the election is made, the fair market value of the stock at the time of the award is taxable to the participant as compensation income and the Company is entitled to a corresponding deduction.

         WITHHOLDING. The 1996 Plan requires each participant, no later than the date as of which any part of the value of an award first becomes includible as compensation in the gross income of the participant, to pay to the Company any federal, state or local taxes required by law to be withheld with respect to the award. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. With respect to any award under the 1996 Plan, if the terms of the award so permit, a participant may elect to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing the Company to retain from the number of shares of Company common stock which would otherwise be deliverable to the participant, or (ii) delivering to the Company from shares of Company common stock already owned by the participant that number of shares having an aggregate fair market value equal to part or all of the tax payable by the participant. In that case, the Company would pay the tax liability from its own funds.

FURTHER INFORMATION

         A copy of the 1996 Plan can be obtained by writing to: Chief Financial Officer, WTC Industries, Inc., 1000 Apollo Road, Eagan, Minnesota 55121-2240.

                              CERTAIN TRANSACTIONS

         From 1998 to the present, the Company has borrowed certain sums from Robert C. Klas, Sr. and his affiliate, The Tapemark Company ("Tapemark"), for working capital purposes. At December 31, 1998, the Company had borrowed from Mr. Klas a total of $2.3 million with accrued interest of $198,807, and from Tapemark a total of $500,000 with accrued interest of $53,114. All borrowings from Mr. Klas and Tapemark were evidenced by demand notes payable. On April 13, 1999, effective January 1, 1999, the Company entered into an agreement with Mr. Klas to extend the demand notes payable to him totaling $2,498,807, including all accrued interest, through May 31, 2002. Interest accrued at 1.0% for the seventeen-month period ending May 31, 2000 and then has increased to 5.18% for the duration of the note. Interest is due and payable semi-annually. In exchange for the reduced interest rate from January 1, 1999 to May 31, 2000, the Company issued Mr. Klas a four year warrant to purchase 176,998 shares of the Company's Common Stock at an exercise price of $1.00 per share. On January 1, 1999, the Company entered into an agreement to borrow up to an additional $500,000 from Mr. Klas. The loan matured on December 31, 1999 and accrued interest at prime payable on June 30, 1999 and December 31, 1999. At December 31, 1999, $400,000 had been advanced under this agreement. In addition, during 1999, Mr. Klas purchased a $50,000 promissory note owed by the Company to another private noteholder.

         On February 29, 2000, effective December 31, 1999, the Company and Mr. Klas agreed to restructure their debt arrangements. Under the new arrangement, Mr. Klas (a) converted to 180,000 shares of the Company's Common Stock a total of $450,000 of the Company's existing indebtedness to him, consisting of $400,000 loaned in 1999 and a $50,000 promissory note issued by the Company to another noteholder which Mr. Klas has acquired, (b) invested $250,000 in cash in the Company to purchase 100,000 shares of the Company's common stock, (c) assumed the Company's existing indebtedness of $750,000 to its lender, U.S. Bank, and the Company issued to Mr. Klas a Convertible Promissory Note dated March 29, 2000 in the amount of such indebtedness which matures in one year and provides a right to convert such indebtedness to shares of Company common stock at the discretion of the holder of the Note at a conversion price of $3.00 per share, and (d) co-signed a new credit agreement with U.S. Bank under which the bank extended a term loan of $750,000 to the Company and provides to the Company a $700,000 revolving credit facility, and in consideration therefor the Company issued to Mr. Klas a new stock purchase warrant to purchase 80,000 shares of the Company's common stock for an exercise price of $3.125 per share at any time prior to March 28, 2004. In addition, the Company agreed to extend by five years to May 22, 2006 the expiration date of a warrant to purchase 240,000 shares of Company common stock which was issued to Mr. Klas in 1996. In September 2000, U.S Bank extended to the Company a second term loan for $750,000 and increased the revolving credit facility to $1,400,000.

         On December 28, 2000, the Company entered into an additional lending arrangement with Mr. Klas under which the Company can borrow up to $1,250,000 at prime plus 4%. As of December 31, 2000 there were no amounts outstanding under this arrangement.

         On March 22, 2001 the Company renegotiated the Convertible Promissory
Note issued to Mr. Klas, Sr., dated March 29, 2000 whereby the maturity date of the note was extended to May 1, 2001, with monthly interest-only payments at prime plus 2%. Additionally, the note no longer is convertible into shares of Company common stock.

         Tapemark provides labels for the Company's products. Mr. Klas is also the Chairman of the Board of Tapemark. During the years ended December 31, 2000 and 1999, the Company paid Tapemark a total of $87,000 and $60,700, respectively, for these services.

                              SHAREHOLDER PROPOSALS

         The rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company's proxy or information statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with applicable rules. The Company's 2001 Annual Meeting of Shareholders is expected to be held on or about May 7, 2002. Shareholder proposals prepared in accordance with applicable rules must be received by the Company on or before December 28, 2001. If the Company receives notice of a shareholder proposal after March 13, 2002, such proposal will be considered untimely.

                                  OTHER MATTERS

         The Board of Directors of the Company knows of no other matters other than the foregoing to be brought before the meeting.

         The Annual Report of the Company for fiscal year 2000 is enclosed herewith and contains the Company's financial statements for fiscal year 2000. A copy of Form 10-KSB, the Annual Report filed by the Company with the Securities and Exchange Commission, will be furnished without charge to any shareholder who requests such in writing from the Company, at the address noted on the first page of this Information Statement.

                                        By Order of the Board of Directors



                                        Robert C. Klas, Sr.
                                        Chief Executive Officer

                                   APPENDIX A

                              WTC INDUSTRIES, INC.
                         CHARTER OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

I. PURPOSE

The primary function of the Audit Committee is to provide assurance to the Board of Directors that the Company has the appropriate culture and the policies, systems and controls in place to safeguard the Company's corporate assets and to accurately report financial information to internal and external users.

The Audit Committee's primary duties and responsibilities are to:

* Take a leadership role in establishing open and straightforward communications between the audit committee, the Board of Directors, senior management, and the independent accountants.

* Ensure that the Company is providing quality and timely financial information to internal and external users.

* Determine that the Company has an effective and efficient system of internal control system in place to safeguard assets and to prevent and detect fraudulent activities.

* Review and appraise the audit efforts of the Corporation's independent accountants. It is the role of the independent accountant to report on the fairness of the presentation of the company's financial statements, to communicate potential internal control problems noted during the audit, and to provide advice and counsel to management and the audit committee on technical and other matters.

II. COMPOSITION

The Audit Committee shall be comprised of at least three directors, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. The Company has chosen the definition of independence used by Nasdaq filing companies. A director cannot be a member of the audit committee if he is:

* An employee of the Company or any of its affiliates for the current year or for any of the past three years.

* A member of the immediate family of an executive officer who is or has been employed by the Company or its affiliates within the last three years.

* An executive of another entity where any of the company's executives serve on that entity's compensation committee.

* Received compensation in excess of $60,000 in any of the previous three years or been a partner or officer of an entity receiving payment of 5 percent of the organization revenues or $200,000, whichever is greater.

All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.


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


III. MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its responsibility to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporations financials.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

DOCUMENTS/REPORTS REVIEW

1. Review and update this Charter periodically, at least annually, as conditions dictate.

2. Review with financial management and the independent accountants the Form 10-QSB prior to its filing or prior to the release of earnings.

3. Review with financial management and the independent accountants the annual financial statements and the Form 10-KSB prior to its filing or prior to the release of earnings. In addition, the audit committee will make a recommendation to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB.

4. Prepare a report of audit committee to be included in annual filings.

IN ORDER TO ASSIST THE AUDIT COMMITTEE IN ITS FULFILLMENT OF THESE RESPONSIBILITIES AND DUTIES, MANAGEMENT AND THE COMPANY'S INDEPENDENT ACCOUNTANTS SHALL, (1) AT EACH MEETING AND AT ANY OTHER TIME AS SHALL BE NECESSARY, DISCUSS ANY CHANGES IN RULES OR REGULATIONS THAT MAY AFFECT THE REQUIREMENTS OF THIS CHARTER, REVIEW WITH THE COMMITTEE THE EFFECTIVENESS OF THE EXISTING PROVISIONS OF THIS CHARTER, AND PROPOSE SUCH REVISIONS TO THIS CHARTER AS MAY BE REQUIRED THEREBY; AND (2) PROVIDE ALL FILINGS, FINANCIAL INFORMATION OR OTHER DOCUMENTS TO THE AUDIT COMMITTEE AND SCHEDULE A MEETING TO FACILITATE REVIEW OF SUCH ITEMS IN ADVANCE OF ANY SUCH SUBMISSION OR RELEASE.

INDEPENDENT ACCOUNTANTS

5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees to be paid to the independent accountants.

6. On an annual basis the Committee shall: (a) review and discuss with the accountants all significant relationships the accountants have with the corporation to determine the accountants' independence; (b) consult with the independent accountants, out of the presence of management, about internal controls and the fullness and accuracy of the organization's financial statements; (c) if circumstances should warrant, rule on any proposed discharge of the independent accountants.

IN ORDER TO ASSIST THE AUDIT COMMITTEE IN ITS FULFILLMENT OF THESE RESPONSIBILITIES AND DUTIES (1) MANAGEMENT SHALL REVIEW WITH THE COMMITTEE THE INDEPENDENCE, EFFECTIVENESS, AND FEES OF THE INDEPENDENT ACCOUNTANTS; AND THE INDEPENDENT ACCOUNTANTS SHALL REVIEW WITH THE COMMITTEE ALL SIGNIFICANT RELATIONSHIPS THE ACCOUNTANTS HAVE WITH THE CORPORATION; (2) MANAGEMENT SHALL DISCUSS WITH THE COMMITTEE THE PERFORMANCE OF THE INDEPENDENT ACCOUNTANTS; AND
(3) THE INDEPENDENT ACCOUNTANTS SHALL SCHEDULE A PERIOD OF TIME FOR PRIVATE CONSULTATIONS AT THE END OF MEETING WITH THE AUDIT COMMITTEE AND AT ANY OTHER TIME THAT EITHER THE INDEPENDENT ACCOUNTANTS OR THE COMMITTEE DETERMINES MAY BE NECESSARY.


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


FINANCIAL REPORTING PROCESSES

7. In consultation with the independent accountants the Committee shall:

         a. Review the integrity of the organization's financial reporting processes, both internal and external;

         b. Consider and rule on major changes to the Corporation's auditing and accounting principles and practices as suggested by management;

         c. Review with management any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information and significant disagreements among management and the independent accountants in the preparation of financial statements;

IN ORDER TO ASSIST THE AUDIT COMMITTEE IN ITS FULFILLMENT OF THESE RESPONSIBILITIES AND DUTIES, AT EACH ANNUAL MEETING OF THE COMMITTEE AND AT ANY OTHER TIME THAT EITHER THE INDEPENDENT ACCOUNTANTS, THE MANAGEMENT OR THE COMMITTEE DETERMINES MAY BE NECESSARY, (1) THE INDEPENDENT ACCOUNTANTS AND MANAGEMENT SHALL DISCUSS THE INTEGRITY OF THE ORGANIZATION'S FINANCIAL REPORTING PROCESSES WITH THE COMMITTEE; (2) THE INDEPENDENT ACCOUNTANTS SHALL DISCUSS WITH THE COMMITTEE THE COMPANY'S APPLICATION OF ANY ACCOUNTING PRINCIPLES WHICH EITHER ARE THE SUBJECT OF A DISAGREEMENT WITH MANAGEMENT OR INVOLVE SIGNIFICANT AREAS OF UNCERTAINTY OR JUDGMENT WHICH, IN THE OPINION OF THE INDEPENDENT AUDITORS, SHOULD BE REVIEWED WITH THE COMMITTEE; (3) IF EITHER THE INDEPENDENT ACCOUNTANTS OR MANAGEMENT PROPOSE ANY MAJOR CHANGES TO THE COMPANY'S AUDITING AND ACCOUNTING PRINCIPLES AND PRACTICES, MANAGEMENT SHALL PRESENT TO THE COMMITTEE AN ANALYSIS OF SUCH PROPOSAL AND PROVIDE AN OPPORTUNITY TO REVIEW SUCH ANALYSIS WITH THE INDEPENDENT ACCOUNTANTS, BOTH WITH AND WITHOUT THE PRESENCE OF MANAGEMENT; AND (4) BOTH MANAGEMENT AND THE INDEPENDENT ACCOUNTANTS SHALL DISCUSS THE NATURE OF ALL SIGNIFICANT JUDGMENTS MADE TO THE FINANCIAL STATEMENTS.

8. The audit committee will perform any other activities consistent with this Charter, the Corporation's Bylaws and governing law, including the review of any legal matter that could have a significant impact on the Corporation's financial statements, as the Committee or the Board deems necessary or appropriate.

IN ORDER TO ASSIST THE AUDIT COMMITTEE IN ITS FULFILLMENT OF THESE RESPONSIBILITIES AND DUTIES THE COMPANY'S INDEPENDENT ACCOUNTANTS SHALL REVIEW WITH THE COMMITTEE THE SIGNIFICANT LEGAL MATTERS THAT WERE NOTED DURING THE AUDIT AND MANAGEMENT SHALL REPORT TO THE COMMITTEE THE STEPS TAKEN TO ENSURE THAT SUCH MATTERS ARE ADEQUATELY ADDRESSED. MANAGEMENT AND THE COMPANY'S OUTSIDE COUNSEL SHALL REVIEW WITH THE COMMITTEE ANY LEGAL MATTER THAT COULD HAVE A SIGNIFICANT IMPACT ON THE ORGANIZATION'S FINANCIAL STATEMENTS.


                                       A-3